Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Full Year and Fourth Quarter 2021 Results

LANSING, Mich. — March 2, 2022 — Jackson Financial Inc. (NYSE: JXN) today announced financial results for the 12 months and three months ended December 31, 2021.

Full Year 2021 and Recent Highlights

▪Completed separation from Prudential plc and listing on the NYSE
▪Approved quarterly cash dividends and a $300 million share repurchase authorization in November with the first dividend payment made in December
▪Returned $261 million to shareholders in the fourth quarter of 2021 with $211 million of repurchases and $50 million of fourth quarter dividends, which is on track to complete the $325-$425 million capital return ahead of schedule
▪Closed $1.6 billion senior debt offering in 2021
▪Net income of $3,183 million, or $33.69 per diluted share, including the impact of non-economic hedging results under U.S. GAAP accounting
▪Adjusted operating earnings1 of $2,398 million, or $25.38 per diluted share, up 28% from full year 2020
▪Strong capital position at the operating company level, with a Risk Based Capital (RBC) ratio at Jackson National Life Insurance Company of 580% as of year-end 2021
▪Increasing first quarter 2022 dividend by 10% to $0.55 per share and announcing a $300 million increase to the existing share repurchase authorization
▪Updating capital return target to $425-$525 million for the 2022 calendar year

Fourth Quarter Highlights

▪Net income of $585 million, or $6.19 per diluted share, including the impact of non-economic hedging results under U.S. GAAP accounting
▪Adjusted operating earnings of $707 million, or $7.48 per diluted share, up 10% from fourth quarter 2020
▪Total annuity account value of $259 billion increased 13% from the fourth quarter of 2020, primarily as a result of positive separate account performance
▪Cash and liquid assets at the holding company of over $600 million at December 31, 2021, significantly above our minimum liquidity buffer

Laura Prieskorn, CEO of Jackson, stated, “Jackson’s fourth quarter and full year 2021 results highlight our continued focus on execution and ability to deliver on our commitments. Our year-end RBC ratio of 580% at the operating company highlights our strong regulatory capital position, which supports both our future growth initiatives and our targets for capital return to shareholders. We expect to reach our capital return target of $325-$425 million for the 12 months following separation ahead of schedule, which allows us to shift our targets to a calendar year lens and establish a new $425-$525 million target for calendar year 2022.”

1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

Consolidated Fourth Quarter and Full Year 2021 Results

Fourth Quarter 2021

The company reported net income of $585 million, or $6.19 per diluted share for the three months ended December 31, 2021, compared to net income of $76 million, or $0.80 per diluted share for the three months ended December 31, 2020. The improvement in the current quarter net income primarily reflects a reduced net hedging loss versus a year ago, driven by lower freestanding derivative losses. The change in the reported fair value of derivatives is not expected to match the change in hedged liabilities on a U.S. GAAP basis period-to-period, which can result in net income volatility. We believe adjusted operating earnings better represents the underlying performance of our business as it excludes, among other things, changes in fair value of freestanding and embedded derivative instruments tied to market volatility.

Adjusted operating earnings for the three months ended December 31, 2021 were $707 million, or $7.48 per diluted share, compared to $645 million or $6.83 per diluted share for the three months ended December 31, 2020. The increase in adjusted operating earnings was primarily the result of increased fee income due to higher average separate account balances and lower death and other policyholder benefits, partially offset by higher operating expenses and a higher effective tax rate in the current quarter.

Fourth quarter adjusted operating earnings included the impact of several notable items, which benefited pretax earnings by $290 million, compared to a pretax benefit of $140 million in the fourth quarter of 2020. The fourth quarter 2021 pretax notable items are summarized below.

•Deceleration of deferred acquisition costs (DAC) amortization due in part to a 5.9% separate account return for the current quarter contributed a benefit of $66 million. This same item resulted in a benefit of $238 million in the fourth quarter of 2020, when the separate account return was approximately 13.1%.

•A benefit of $106 million from outperformance of private equity and other limited partnership returns relative to a 10% annualized return assumption. This same item resulted in a benefit of $70 million in the fourth quarter of 2020.

•A benefit of $80 million attributed to the recovery of claims on previously reinsured policies

•The annual unlocking of actuarial assumptions resulted in a pretax benefit of $38 million. This same item resulted in a negative impact of $152 million in the fourth quarter of 2020.

Full Year 2021

The Company reported net income for the full year 2021 of $3,183 million, or $33.69 per diluted share, compared to a net loss of $(1,634) million, or $(24.14) per diluted share for the full year of 2020. The change was primarily due to improved net hedging results from higher interest rates in 2021 compared to 2020, as well as the $2,082 million loss on the Athene reinsurance transaction in 2020.

Full year 2021 adjusted operating earnings were $2,398 million, or $25.38 per diluted share, compared to $1,880 million or $27.79 per diluted share for the full year of 2020. The change was primarily due to increased fee income from a higher average separate account balance, partially offset by higher operating expenses and a higher effective tax rate in 2021 compared to 2020.

Full year 2021 comparisons to the prior year for both net income per diluted share and adjusted operating earnings per diluted share were impacted by a higher weighted average diluted share count. This is primarily due to debt restructuring and the equity investment from Athene in June 2020 which resulted in additional shares that were only partially reflected in full year 2020 due to weighting but fully reflected in 2021.

Total shareholders’ equity was $10.4 billion or $114.78 per diluted share as of December 31, 2021, up from $9.4 billion or $99.81 per diluted share as of year-end 2020. Adjusted book value2 was $8.9 billion or $98.69 per diluted share as of December 31, 2021, up from $6.8 billion or $72.21 per diluted share as of year-end 2020. The increase was primarily the result of adjusted operating earnings of $2.4 billion during 2021. Jackson’s financial leverage ratio3 of 22.9% was down from a pro forma leverage ratio of 28.2% as of year-end 2020 and within our 20-25% target range.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended		Twelve Months Ended
(in millions)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Retail Annuities	$750	$601	$2,528	$2,006
Institutional Products	27	12	64	85
Closed Life and Annuity Blocks	21	(35)	224	—
Corporate and Other	19	(35)	(35)	(117)
Total[4]	$817	$544	$2,781	$1,974

Retail Annuities
Retail Annuities reported pretax adjusted operating earnings of $750 million in the fourth quarter of 2021 compared to $601 million in the fourth quarter of 2020. The current quarter benefited from improved fee income resulting from higher average variable annuity account values, as well as the benefit of the recovery of claims on previously reinsured policies. The current quarter also benefited from DAC deceleration resulting from a 5.9% separate account return in the quarter, though this benefit was smaller than the deceleration benefit realized in the fourth quarter of 2020, when the separate account return was approximately 13.1%. In periods where separate account returns are higher than our long-term assumption, amortization is shifted to future years driving deceleration of DAC amortization in the current period.

Full year 2021 pretax adjusted operating earnings for the segment were $2,528 million, compared to $2,006 million in full year 2020. The full year results were driven by the higher fee income and recapture adjustments noted above, partially offset by higher operating expenses.

Total annuity sales of $5.0 billion were up 1% from the fourth quarter of 2020. Variable annuity sales were flat compared to the fourth quarter of 2020, with higher sales of variable annuities without lifetime benefit guarantees offset by lower sales of variable annuities with lifetime benefit guarantees. The current quarter also reflects $108 million of sales of RILA products, which were launched in October 2021. In total, annuity sales without lifetime benefit guarantees represented 37% of total annuity sales, up from 27% in the fourth quarter of 2020. We continue to expand our fee-based sales, with current quarter advisory annuity sales up 19% from the fourth quarter of 2020 to $358 million.

For the full year 2021, annuity sales of $19.3 billion were up 8% from the full year 2020, reflecting higher sales of variable annuities, partially offset by lower sales of fixed and fixed indexed annuities.

2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 For the discussion and reconciliation of the financial leverage ratio, please see the reconciliation in the Appendix to this release
4 See reconciliation of Net Income to Total pretax adjusted operating earnings in the Appendix to this release

Institutional Products
Institutional Products reported pretax adjusted operating earnings of $27 million in the fourth quarter of 2021 compared to $12 million in the fourth quarter of 2020. The current quarter was up from the prior quarter due to spread compression in the prior period arising from higher levels of liquid assets and reinvestment at lower rates net of interest rate hedges following the portfolio repositioning earlier in 2020. Total sales for the quarter were $432 million. Net outflows totaled $56 million in the quarter, and total account value of $8.8 billion was down from $11.1 billion in the fourth quarter of 2020.

For the full year 2021, pretax adjusted operating earnings of $64 million were down 25% from the full year 2020, primarily due to lower net investment income, partially offset by lower interest credited, reflecting lower average AUM. Net outflows totaled $2.4 billion in the full year 2021.

Closed Life and Annuity Blocks
Closed Life and Annuity Blocks reported pretax adjusted operating earnings of $21 million in the fourth quarter of 2021 compared to $(35) million in the fourth quarter of 2020. The current quarter benefited from lower death and other policyholder benefits resulting from the continued decrease in the size of the closed blocks.

For the full year 2021, pretax adjusted operating earnings of $224 million were up from the full year 2020 earnings of $0, with the difference primarily due to higher death and other policyholder benefits and lower net investment income in the prior year. Net outflows totaled $57 million in the fourth quarter of 2021 and $267 million in the full year 2021.

Corporate and Other
Corporate and Other reported pretax adjusted operating earnings of $19 million in the fourth quarter of 2021 compared to $(35) million in the fourth quarter of 2020. The change was primarily due to higher limited partnership income in the current quarter and the increased attribution of net investment income on capital to this segment.

For the full year 2021, the pretax adjusted operating result of $(35) million was improved from $(117) million in the full year 2020, primarily due to higher net investment income in the current year.

Capitalization and Liquidity

(Unaudited, in billions)	December 31, 2021	September 30, 2021	December 31, 2020
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$6.6	$6.8	$5.3

Statutory total adjusted capital (TAC) at Jackson National Life Insurance Company (JNLIC) was $6.6 billion as of the current quarter, down from $6.8 billion as of the third quarter of 2021, due primarily to the impact of floored out reserves in a period with strong equity markets, which led to hedging losses that were not fully offset by reserve releases. TAC was up from $5.3 billion as of year-end 2020, primarily due to proceeds from the term loan draw in the third quarter of 2021, which were contributed in part to JNLIC.

JNLIC’s RBC ratio as of year-end 2021 was 580%, which was up from the third quarter estimated RBC of over 525%. The higher equity markets during the quarter led to a decline in company action level required capital (CAL) which improved the RBC ratio despite the modest decline in TAC during the quarter.

Cash and liquid assets at the holding company totaled over $600 million at December 31, 2021, which was significantly above our minimum liquidity buffer.

Earnings Conference Call

Jackson will host a conference call Thursday, March 3, 2022 at 10 a.m. ET to review the fourth quarter and full year results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the conference call, click here.

FORWARD-LOOKING STATEMENTS

This press release may contain certain statements, other than those relating to historical facts, that constitute “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance, are subject to a number of assumptions, and are inherently susceptible to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include statements regarding our intentions, beliefs, assumptions, plans, objectives, goals, targets, strategies, future events or performance, and underlying assumptions concerning, among other things, our expectations with respect to distributing capital to our shareholders; financial position; results of operations; cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; and the impact of prevailing capital markets and economic conditions. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes of our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this release. A number of important factors, including the risks, uncertainties and assumptions discussed in the Company’s Registration Statement on Form 10 for the fiscal year ended December 31, 2020, and subsequent filings, all of which are on file with the U.S. Securities and Exchange Commission (the SEC) and are also available in the investor relations section of the Company’s website at https://investors.jackson.com under the heading “SEC Filings”, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements.

Certain financial data included in this release consists of non-U.S. GAAP (Generally Accepted Accounting Principles) financial measures. These non-U.S. GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-U.S. GAAP financial measures provide useful information to users in measuring the financial performance and condition of its business, users are cautioned not to place undue reliance on any non-U.S. GAAP financial measures and ratios included in this release. A reconciliation of the non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Measures” section of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital” and “non-admitted deferred tax assets.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Insurance Department of the State of Michigan and available on the Company’s website at investors.jackson.com/financials/statutory-filings.

There can be no assurance that management’s expectations, beliefs, projections or targets will result or be achieved or accomplished. Any forward-looking statements reflect Jackson’s views and assumptions as of the date of this release and Jackson disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all of our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit https://investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the Fourth Quarter and Full Year 2021 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2021. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson National Life Insurance Company is a wholly owned subsidiary of Jackson Financial Inc. Jackson Financial Inc. is a publicly traded company. Prudential plc and Athene Life Re Ltd. each hold a minority economic interest in Jackson Financial Inc. Prudential plc has no relation to Newark, New Jersey-based Prudential Financial, Inc.

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report selected non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies. These non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with U.S. GAAP.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses which we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the fourth quarter ended December 31, 2021, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc., the most comparable U.S. GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended		Twelve Months Ended
(in millions)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (loss) attributable to Jackson Financial Inc.	$585	$76	$3,183	$(1,634)
Income tax expense (benefit)	87	(273)	602	(854)
Pretax income (loss) attributable to Jackson Financial Inc.	672	(197)	3,785	(2,488)
Non-operating adjustments – (income) loss:
Fees attributed to guaranteed benefit reserves	(753)	(651)	(2,854)	(2,509)
Net movement in freestanding derivatives	1,708	3,849	5,674	4,662
Net reserve and embedded derivative movements	(532)	(1,975)	(2,753)	3,184
DAC and DSI impact	(18)	(280)	266	(1,261)
Assumption changes	(24)	(128)	(24)	(128)
Net realized investments gains (losses) including change in fair value of funds withheld embedded derivative	58	157	(161)	(817)
Loss on Athene Reinsurance transaction	—	—	—	2,082
Net investment income on funds withheld assets	(303)	(286)	(1,188)	(792)
Other items	9	53	36	41
Total non-operating adjustments	145	741	(1,004)	4,462
Pretax Adjusted Operating Earnings	817	544	2,781	1,974
Operating income taxes	110	(102)	383	94
Adjusted Operating Earnings	$707	$645	$2,398	$1,880

Weighted Average diluted shares outstanding[5]	94,468,978	94,464,343	94,465,511	67,658,901
Net income (loss) per diluted share	$6.19	$0.80	$33.69	$(24.14)
Adjusted Operating Earnings per diluted share	$7.48	$6.83	$25.38	$27.79

Adjusted Book Value

Adjusted Book Value excludes AOCI attributable to Jackson Financial Inc. AOCI attributable to Jackson Financial Inc. does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to Jackson Financial Inc. from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to Jackson Financial Inc. is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial Inc.

5 The calculation of basic and diluted earnings per share and weighted average shares of common stock outstanding reflect a 104,960.3836276-for-1 stock split effected on September 9, 2021. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split.

Financial Leverage Ratio

We use Financial Leverage Ratio to manage our financial flexibility and ensure we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to Total Adjusted Capitalization (combined total debt and Adjusted Book Value).

Adjusted Book Value & Debt to Proforma Financial Leverage Ratio

(in millions)	December 31, 2021	December 31, 2020
Total shareholders’ equity	10,394	$9,429
Adjustments to total shareholders’ equity:
Exclude Accumulated Other Comprehensive Income attributable to Jackson Financial Inc.	(1,457)	(2,608)
Adjusted Book Value (a)	8,937	6,821
Pro Forma debt adjustments[6]	0	(6)
Pro Forma Adjusted Book Value (c)	$8,937	$6,815

Debt (b)	2,649	$322
Pro Forma debt adjustment[6]	0	2,350
Pro Forma Debt (d)	$2,649	$2,672

Financial Leverage Ratio (b/[a+b])	22.9%	4.5%
Proforma Financial Leverage Ratio (d/[c+d])	22.9%	28.2%

6 Reflects pro forma adjustments for December 31, 2020 that include debt arising from then anticipated borrowings of $1,600 million on the 2022 delayed draw term loan facility and $750 million on the 2023 delayed draw term loan facility and reflects the related interest expense and facility maintenance fees. The term loan borrowings were made in September 2021.

Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020
(in millions, except per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $9 and $14 at December 31, 2021 and 2020, respectively (amortized cost: 2021 $49,378; 2020 $54,141)	$51,547	$59,075
Debt Securities, at fair value under fair value option	1,711	1,277
Debt Securities, trading, at fair value	117	105
Equity securities, at fair value	279	193
Mortgage loans, net of allowance for credit losses of $94 and $179 at December 31, 2021 and 2020, respectively	11,482	10,728
Policy loans (including $3,467 and $3,454 at fair value under the fair value option at December 31, 2021 and 2020, respectively)	4,475	4,524
Freestanding derivative instruments	1,417	2,220
Other invested assets	3,199	2,366
Total investments	74,227	80,488
Cash and cash equivalents	2,623	2,019
Accrued investment income	503	558
Deferred acquisition costs	14,249	13,897
Reinsurance recoverable, net of allowance for credit losses of $12 and $13 at December 31, 2021 and 2020, respectively	33,126	35,270
Deferred income taxes, net	954	1,058
Other assets	853	1,103
Separate account assets	248,949	219,063
Total assets	$375,484	$353,456

Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020
(in millions, except per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$17,629	$21,490
Other contract holder funds	59,689	64,538
Funds withheld payable under reinsurance treaties (including $3,639 and $3,627 at fair value under the fair value option at December 31, 2021 and 2020, respectively)	29,007	31,972
Long-term debt	2,649	322
Repurchase agreements and securities lending payable	1,589	1,113
Collateral payable for derivative instruments	913	1,103
Freestanding derivative instruments	41	56
Other liabilities	3,944	3,876
Separate account liabilities	248,949	219,063
Total liabilities	364,410	343,533

Equity
Common stock, (i) Class A common stock 900,000,000 shares authorized, $0.01 par value per share and 88,046,833 and 93,099,859 shares issued and outstanding at December 31, 2021 and 2020, respectively and (ii) Class B common stock 100,000,000 shares authorized, $0.01 par value per share and 638,861 and 1,364,484 shares issued and outstanding at December 31, 2021 and 2020, respectively	1	1
Additional paid-in capital	6,051	5,927
Treasury stock, at cost; 5,778,649 and nil shares at December 31, 2021 and 2020, respectively.	(211)	—
Shares held in trust	—	(4)
Equity compensation reserve	—	8
Accumulated other comprehensive income, net of tax expense of $194 in 2021 and $766 in 2020	1,744	3,821
Retained earnings	2,809	(324)
Total shareholders' equity	10,394	9,429
Noncontrolling interests	680	494
Total equity	11,074	9,923
Total liabilities and equity	375,484	353,456

Consolidated Income Statements

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2021	2020	2021	2020
Revenues
Fee income	$1,996	$1,756	$7,670	$6,604
Premiums	32	26	133	160
Net investment income	853	724	3,429	2,829
Net gains (losses) on derivatives and investments	(1,284)	(1,933)	(2,478)	(6,451)
Other income	24	28	94	64
Total revenues	1,621	601	8,848	3,206

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	26	212	913	1,284
Interest credited on other contract holder funds, net of deferrals	210	231	868	1,210
Interest expense	18	7	37	88
Operating costs and other expenses, net of deferrals	650	617	2,462	984
Cost of reinsurance	—	—	—	2,520
Amortization of deferred acquisition and sales inducement costs	(31)	(303)	521	(389)
Total benefits and expenses	873	764	4,801	5,697
Pretax income (loss)	748	(163)	4,047	(2,491)
Income tax expense (benefit)	87	(273)	602	(854)
Net income (loss)	661	110	3,445	(1,637)
Less: Net income (loss) attributable to noncontrolling interests	76	34	262	(3)
Net income (loss) attributable to Jackson Financial Inc.	$585	$76	$3,183	$(1,634)

Earnings per share
Basic	$6.32	$0.80	$33.86	$(24.14)
Diluted	$6.19	$0.80	$33.69	$(24.14)